EXHIBIT 99.1

For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter and Fiscal 2020 Operating Results

Greenwich, Connecticut, December 16, 2020 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported financial and operating results for the fiscal year ended October 31, 2020, and provided information regarding financial and operational activities in light of the ongoing COVID-19 pandemic.

The following are statistics about our portfolio that are useful in assessing the impact of COVID-19 on our business:

COVID-19 UPDATE (as of October 31, 2020)

•
Of our 81 properties, 67 are shopping centers, 3 are free-standing, net-leased retail bank branches and 4 are restaurant properties.  The remaining properties are 6 small suburban office buildings in Greenwich, CT and Bronxville, NY and a childcare center in Chester, NJ.

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All 74 of our shopping centers or free-standing, net-leased retail bank or restaurant properties are open and operating, with 99.1% of our total tenants open and operating based on Annualized Base Rent (“ABR”).

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All of our shopping centers include necessity-based tenants, with approximately 71.4% of our tenants, based on ABR, either designated “essential businesses” during the early stay-at-home period of the pandemic in the tri-state area or otherwise permitted to operate through curbside pick-up and other modified operating procedures in accordance with state guidelines.  These businesses are 99.0% open based on ABR.

Of the approximately 900 tenants in our consolidated portfolio, we have received rent relief requests from 396 tenants, with most requests received during the early days of the pandemic when stay-at-home orders were in place and many business were required to close. Subsequently, approximately 118 of such 396 tenants withdrew their requests for rent relief or paid their rent in full.  We continue to receive a smaller number of new requests even after businesses have re-opened, and in some cases, follow-on requests from tenants to which we had previously provided temporary rent relief.  We have evaluated each request on a case-by-case basis to determine the best course of action, recognizing that in many cases some type of concession may be appropriate and beneficial to our long-term interests.  Although each negotiation has been specific to that tenant, some of these concessions have been in the form of deferred rent for some portion of rents due during calendar 2020, to be paid back over the later part of the lease, preferably within a period of one year or less.  In addition, some of these concession requests have resulted in rent abatements for some portion of rents due during calendar 2020.  As of October 31, 2020, we had completed rent relief deals with approximately 234 tenants that requested rent relief, representing deferments of approximately $3.4 million in total lease income ($854,000 of our fourth quarter lease income), or approximately 3.5% of our ABR, and representing abatements of approximately $1.4 million in total lease income ($934,000 of our fourth quarter lease income), or approximately 1.4% of our ABR. The weighted average payback period for the $3.4 million of deferred rents is 8.5 months.

RENTAL COLLECTIONS UPDATE (as of December 10, 2020)

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86.0% of the total base rent, common area maintenance charges (“CAM”) and real estate taxes payable for the period of April through October 2020 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, without application of any security deposits.

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89.8% of the total base rent, CAM and real estate taxes payable for the fourth quarter of 2020 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, without application of any security deposits.

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85.1% of the total base rent, CAM and real estate taxes payable for November 2020 has been paid thus far. This percentage is based on collections of pre-pandemic contractual lease amounts billed, without application of any security deposits.

The following are statistics about our company and balance sheet as of October 31, 2020 that are useful in assessing the impact of COVID-19 on our business:

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We increased our provision for uncollectable tenant accounts receivable by $426,000 and $3.9 million for the three month and twelve months ended October 31, 2020 ($0.10 per Class A Common share for the year end period), primarily as a result of uncertainty regarding the ongoing COVID-19 pandemic.  This figure represents a financial reporting charge to earnings and Funds From Operations (“FFO”) (1), but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•
In accordance with generally accepted accounting principles (“GAAP”), if the company determines that the collection of a tenant’s future lease payments is not probable, the company must change the revenue recognition for that tenant to cash-basis from accrual basis.  In light of the financial pressure that COVID-19 has been placing on many of our local tenants, we have re-evaluated all of the tenants in our consolidated portfolio, and, as a result of that assessment, we have switched 64 tenants, or 7.1% of the approximately 900 tenants in our consolidated portfolio, to cash-basis accounting.  This assessment required the company to write off an additional $551,000 and $2.3 million in billed but uncollected rents for the three months and twelve months ended October 31, 2020, respectively and $179,000 and $1.1 million in straight-line rents for the three months and twelve months ended October 31, 2020, respectively (combined representing $0.09 per Class A Common share for the year end period). This figure represents a financial reporting charge to earnings and FFO, but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•	We have $40.8 million of cash and cash equivalents currently on our balance sheet.
•	We have $64 million available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing until January 31, 2022.
•	We have temporarily redirected our Acquisitions Department’s efforts to include tenant lease modification negotiations.
•
We have taken proactive measures to manage costs, including reducing, where feasible, our common area maintenance spending. We have one ongoing construction project with approximately $4.3 million remaining to complete the project.  Otherwise, only minimal construction is underway.

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The health and safety of the company’s employees and their families is a top priority. In mid-March, we seamlessly transitioned 100% of our workforce to working on a remote basis.  In accordance with Connecticut state regulations, our office re-opened at less than 50% capacity on May 20, 2020, with employees encouraged to continue working from home when feasible, consistent with business needs.

FOURTH QUARTER 2020

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$913,000 net loss attributable to common stockholders ($(0.02) loss per diluted Class A Common share).  This net loss includes a loss on an asset held for sale of $5.7 million ($(0.15) loss per diluted Class A Common share) related to the December 2020 sale of a 29,000 square foot portion of one of our shopping centers to a national grocery store company, which will operate a grocery store at the shopping center.

•	$12.8 million of FFO ($0.34 per diluted Class A Common share).
•	FFO was reduced by $1.2 million ($0.03 per Class A share) as a result of the above-noted increases in the COVID-19 related tenant accounts receivable reserves and write-offs in the quarter.
•	90.4% of our consolidated portfolio was leased at October 31, 2020.
•	10.8% average decrease in base rental rates on new leases over the last four quarters.
•	1.5% average increase in base rental rates on lease renewals over the last four quarters.
•	On October 17, 2020, we paid a $0.14 per share quarterly cash dividend on our Class A Common Stock and a $0.125 per share quarterly cash dividend on our Common Stock.
 (1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations:
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The company’s Board of Directors declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock. All dividends on the preferred stock will be paid on January 29, 2021 to shareholders of record on January 15, 2021.

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As a result of COVID-19 and the continuing economic uncertainty resulting from the COVID-19 pandemic, the company’s Board of Directors approved a dividend on its Common and Class A Common stock that is lower than pre-pandemic dividends, but unchanged compared to last quarter’s dividend. The dividend declared will be $0.14 per Class A Common share and $0.125 per Common share, respectively.  This reduced dividend will preserve $5.5 million of cash in the first quarter when compared with pre-pandemic common stock dividend levels.   Dividends on the Common shares and Class A Common shares will be paid on January 15, 2021 to holders of record on January 5, 2021. The company’s Board of Directors will continue to monitor the company’s financial performance and economic outlook and intends to pay Class A Common and Common stock dividends in fiscal 2021 that are at least equal to the amount required to maintain compliance with its REIT taxable income distribution requirements.

“Our thoughts and prayers continue to go out to all of those impacted by the COVID-19 pandemic, along with great appreciation and respect for those operating every day on the front lines,” said Willing L. Biddle, President and Chief Executive Officer. Mr. Biddle continued…. “[t]he New York City suburban area, where our properties are primarily located, was one of the earliest and hardest hit areas of the country, before rebounding to be a model on how to coexist with this virus pending the availability of an effective vaccine. Unfortunately, our area is again experiencing increased infection rates, but all of our shopping centers are open, functioning and generally bustling with customers who are acting in a socially-responsible manner by wearing masks and socially-distancing.  Thankfully, due to our long-term strategy, 84% of our properties, measured by square feet, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained open throughout the pandemic. Overall, we continue to focus on protecting the health and well-being of our employees, supporting our tenants and working with the communities to which we and our properties belong.  Our basic strategy is to work with all of our tenants, particularly our local tenants, to make sure their businesses survive and thrive coming out the other side of this pandemic.  Our low debt levels, fortress-like balance sheet and strong resources give us the ability to temporarily support our tenants that have viable businesses but lack sales as a result of the pandemic.  Our collections of contractual rents (before any deferrals or abatements or application of security deposits) averaged approximately 86.0% from April through October and averaged approximately 89.8% in our fourth quarter.   Through December 10th, we have collected 85.1% for November.  At those levels of collections, we can safely cover our fixed costs and preferred dividends with additional cash flow remaining to pay some level of common stock dividends.  Like nearly all of our retail REIT peers, our earnings have been negatively impacted as a result of tenant collections being significantly less than pre-pandemic levels, but this pandemic will end.  Along with everyone else, we are following the positive developments regarding the efficacy of multiple new vaccines, and we are grateful for the performance of private industry and government in fast-tracking the development of these vaccines.  We are hopeful that this country will be in a much better place this coming spring/summer. In the meantime, we are encouraged by the fact that our leasing team has already started to see green shoots of leasing activity within our portfolio, with many strong national retailers looking to lease space in our shopping centers.  It is also encouraging that residential brokers within the suburban markets around New York City, where our properties are located, continue to report on an acceleration of city dwellers looking to move to the suburbs, as we expect this long-anticipated migration will ultimately help our suburban tenant businesses.

In September, we completed the zoning entitlement process to enable us to move forward with the conversion of our Pompton Lakes shopping center into a condominium and the subsequent sale of a condominium unit representing a 29,000 square foot portion of the property to the Lidl supermarket group. This 29,000 square foot unit consists of a portion of the vacant 63,000 square foot former A&P supermarket space, which has been vacant since A&P’s 2015 bankruptcy. Lidl plans to build, entirely at its cost, a new state-of-the-art supermarket.  The re-development plan for Pompton Lakes also includes converting the balance of the former A&P supermarket space into 4,000 square feet of small shop retail space and an approximate 50,000 square foot multi-story self-storage facility, which will be managed by Extra Space Storage.  The sales price that we received from Lidl was below our recorded cost of the space, and, as required by accounting rules, in the fourth quarter of 2020, when the entitlements were granted that would enable the property to be sold, we recorded a loss on this asset held for sale of $5.7 million.   We are excited to be able to restore this property to being a grocery-anchored center, which will increase leasing interest from other tenants, and the addition of the self-storage facility will result in significant value creation. We expect the self-storage facility, which will be accessed from the back of the center, to add significant income without detracting materially from the retail character of the property.   In addition, accounting rules required us to take an additional $0.03 per share charge to earnings this quarter in COVID-19 related collectability charges. So far in 2020, we have taken collectability charges of approximately $0.19 per share.  Our company entered this pandemic in a very strong position both from an operating and balance sheet perspective, and we fully expect to emerge in good shape on the other side, given our superior real estate, low leverage, high percentage of grocery and pharmacy anchored properties, financial liquidity, flexibility and dedicated employees.”

Net (loss) applicable to Class A Common and Common stockholders for the fourth quarter of fiscal 2020 was $(913,000) or $(0.02) per diluted Class A Common share and $(0.02) per diluted Common share, compared to net income of $3,206,000 or $0.08 per diluted Class A Common share and $0.07 per diluted Common share in last year’s fourth quarter.  Net income attributable to Class A Common and Common stockholders for the fiscal year ended 2020 was $8,533,000 or $0.22 per diluted Class A Common share and $0.20 per diluted Common share, compared to $22,128,000 or $0.58 per diluted Class A Common share and $0.52 per diluted Common share in the fiscal year ended 2019. The net loss in the fourth quarter and net income for the full year of fiscal 2020, included a loss on asset held for sale in the amount of $5.7 million (approximately $0.15 per diluted Class A Common share) related to the December 2020 sale of a 29,000 square foot portion of one of our shopping centers to Lidl, which will operate a grocery store at the shopping center.  This loss is added back to arrive at FFO as more fully described below.

FFO for the fourth quarter of fiscal 2020 was $12,758,000 or $0.34 per diluted Class A Common share and $0.30 per diluted Common share, compared with $10,997,000 or $0.29 per diluted Class A Common share and $0.26 per diluted Common share in last year’s fourth quarter.  In fiscal 2020, FFO amounted to $45,172,000 or $1.19 per diluted Class A Common share and $1.06 per diluted Common share, compared to $51,955,000 or $1.37 per diluted Class A Common share and $1.22 per diluted Common share in the corresponding period of fiscal 2019.

Both net income applicable to Class A Common and Common stockholders and FFO for the twelve months and three months ended October 31, 2020 were reduced by $7.3 million (approximately $0.19 per Class A Common share) and $1.2 million (approximately $0.03 per Class A Common share) respectively, primarily related to COVID-19 related collectability adjustments to accounts receivable and straight-line rent receivable.

At October 31, 2020, the company’s consolidated properties were 90.4% leased (versus 92.9% at the end of fiscal 2019) and 88.5% occupied (versus 91.4% at the end of fiscal 2019).  The company currently has 436,000 square feet of vacancy in its consolidated portfolio, 54,200 square feet of which is in the lease negotiation stage.  In addition, the company is negotiating letters of intent with potential tenants on another 134,500 square feet of vacant space.  Also, as previously discussed, at October 31, 2020, the leased percentage treats as leased, and the October 31, 2020 occupancy percentage treats as unoccupied,  65,700 square feet of retail space (1.4% of our consolidated square footage) formerly ground leased by Toys R’ Us and Babies R’ Us for $0 at the company’s Danbury Square shopping center in Danbury, CT.  The new owner of this ground lease, which acquired the lease out of the Toys R’ Us bankruptcy process, has informed the company that they are selling the lease to a national retailer, however the transaction has not closed yet.  This vacancy has no cash flow impact on the company.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At October 31, 2020, the company had equity interests in six unconsolidated joint ventures (719,000 square feet), which were 91.1% leased (96.1% at October 31, 2019).

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 81 properties containing approximately 5.2 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 203 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Year Ended October 31, 2020 and 2019 results
 (in thousands, except per share data)

	Year Ended October 31,		Three Months Ended October 31,
	2020	2019	2020	2019
	Unaudited		Unaudited	Unaudited
Revenues
Lease income	$120,941	$132,287	$30,938	$33,220
Lease termination	705	221	245	27
Other	5,099	4,374	1,135	870
Total Revenues	126,745	136,882	32,318	34,117

Expenses
Property operating	19,542	22,151	4,457	5,296
Property taxes	23,464	23,363	5,849	5,760
Depreciation and amortization	29,187	27,930	7,600	7,002
General and administrative	10,643	9,405	2,148	2,256
Directors' fees and expenses	373	346	86	81
Total Operating Expenses	83,209	83,195	20,140	20,395

Operating Income	43,536	53,687	12,178	13,722

Non-Operating Income (Expense):
Interest expense	(13,508)	(14,102)	(3,385)	(3,495)
Equity in net income from unconsolidated joint ventures	1,433	1,241	273	234
Gain on sale of marketable securities	258	403	-	-
Interest, dividends and other investment income	398	403	39	175
Gain (loss) on sale of property	(6,047)	(19)	(5,719)	(428)
Net Income	26,070	41,613	3,386	10,208

Noncontrolling interests:
Net income attributable to noncontrolling interests	(3,887)	(4,333)	(886)	(1,038)
Net income attributable to Urstadt Biddle Properties Inc.	22,183	37,280	2,500	9,170
Preferred stock dividends	(13,650)	(12,789)	(3,413)	(3,601)
Preferred stock redemption charges	-	(2,363)	-	(2,363)

Net Income (Loss) Applicable to Common and Class A Common Stockholders	$8,533	$22,128	$(913)	$3,206

Diluted Earnings (Loss) Per Share:
Per Common Share:	$0.20	$0.52	$(0.02)	$0.07
Per Class A Common Share:	$0.22	$0.58	$(0.02)	$0.08

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,385	9,349	9,190	9,457
Class A Common and Class A Common Equivalent	29,576	29,654	29,504	29,703

Results of Operations

The following information summarizes our results of operations for the year ended October 31, 2020 and 2019 (amounts in thousands):

	Year Ended October 31,				Change Attributable to:
Revenues	2020	2019	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held in Both Periods (Note 1)
Base rents	$99,387	$100,459	$(1,072)	(1.1)%	$(351)	$(721)
Recoveries from tenants	28,889	32,784	(3,895)	(11.9)%	(9)	(3,886)
Uncollectible amounts in lease income	(3,916)	(956)	2,960	309.6%	-	2,960
ASC Topic 842 cash basis lease income reversal	(3,419)	-	(3,419)	(100.0)%	(9)	(3,410)
Lease termination	705	221	484	219.0%	-	484
Other income	5,099	4,374	725	16.6%	(241)	966

Operating Expenses
Property operating	19,542	22,151	(2,609)	(11.8)%	(264)	(2,345)
Property taxes	23,464	23,363	101	0.4%	(74)	175
Depreciation and amortization	29,187	27,930	1,257	4.5%	(99)	1,356
General and administrative	10,643	9,405	1,238	13.2%	n/a	n/a

Non-Operating Income/Expense
Interest expense	13,508	14,102	(594)	(4.2)%	303	(897)
Interest, dividends, and other investment income	398	403	(5)	(1.2)%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2020 and 2019 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents decreased by 1.1% to $99.4 million for the fiscal year ended October 31, 2020 as compared with $100.5 million in the comparable period of 2019.  The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2019, we purchased one property totaling 177,000 square feet, and sold one property totaling 10,100 square feet.  In fiscal 2020, we sold two properties totaling 18,100 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the year ended October 31, 2020 when compared with fiscal 2019.

Properties Held in Both Periods:

Revenues

Base Rent
The net decrease in base rents for the fiscal year ended October 31, 2020, when compared to the corresponding prior period was predominantly caused by a decrease in base rent revenue at seven properties related to tenant vacancies.  The most significant of these vacancies were the vacating of TJ Maxx at our New Milford, CT property, the vacancy of two tenants at our Bethel, CT property, the vacancy of three tenants at our Cos Cob, CT property, the vacancy of two tenants at our Orange, CT property, the vacancy of five tenants at our Katonah, NY property and the vacancy caused by the bankruptcy of Modell's at our Ridgeway shopping center in Stamford, CT. In addition, base rent decreased as a result of providing a rent reduction for the grocery store tenant at our Bloomfield, NJ property.  This net decrease was partially offset by an increase in base rents at most properties related to normal base rent increases provided for in our leases, new leasing at some properties and base rent revenue related to two new grocery store leases and one junior anchor lease for which rental recognition began in fiscal 2020.  The new grocery tenants are Whole Foods at our Valley Ridge shopping center in Wayne, NJ and DeCicco's at our Eastchester, NY property.  The new junior anchor tenant is TJX at our property located in Orange, CT.

In fiscal 2020, we leased or renewed approximately 405,000 square feet (or approximately 8.9% of total GLA).  At October 31, 2020, the Company’s consolidated properties were 90.4% leased (92.9% leased at October 31, 2019).

Tenant Recoveries
For the fiscal year ended October 31, 2020, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $3.9 million when compared with the corresponding prior period. The decrease was the result of having lower common area maintenance expenses in fiscal 2020 when compared with fiscal 2019.  This decrease was caused by significantly lower snow removal costs in the winter of 2020 when compared with the winter of 2019.  In addition, throughout our third and fourth quarters of fiscal 2020, in response to the COVID-19 pandemic, we made a conscious effort to reduce common area maintenance costs at our shopping centers to help reduce the overall tenant reimbursement rents charged to our tenants.  In addition, the reduction was caused by a negative variance relating to reconciliation of the accruals for real estate tax recoveries billed to tenants in the first half of fiscal 2019 and 2020.  The decrease was further accentuated by accruing a lower percentage of recovery at most of our properties as a result of our assessment that many of our smaller local tenants will have difficulty paying the full amounts required under their leases as a result of the COVID-19 pandemic.  This assessment was based on the fact that many smaller tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of fiscal 2020.  These net decreases were offset by increased tax assessments at our other properties held in both periods, which increases the amount of tax due and the amount billed back to tenants for those billings.

Uncollectable Amounts in Lease Income
In the fiscal year ended October 31, 2020, uncollectable amounts in lease income increased by $3.0 million when compared to fiscal 2019.  This increase was predominantly the result of an increase in our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-going COVID-19 pandemic.  Many non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of fiscal 2020.  Our assessment was based on the premise that as we emerge from the COVID-19 pandemic, our non-credit small shop tenants will need to use most of their resources to re-establish their business footing and any existing accounts receivable attributable to these tenants would most likely be uncollectable.

ASC Topic 842 Cash Basis Lease Income Reversals
The Company adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, amongst other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant and in addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of analyzing our entire tenant base, we determined that as a result of the COVID-19 pandemic 64 tenants' future lease payments were no longer probable of collection (7.1% of our approximate 900 tenants), and as a result of this assessment in fiscal 2020, we reversed $2.3 million of previously billed lease income that was uncollected, which represented 2.4% of our ABR.  In addition, as a result of this assessment, we reversed $1.1 million of accrued straight-line rent receivables related to these 64 tenants, which equated to an additional 1.1% of our ABR. These reductions are a direct reduction of lease income in fiscal 2020.

Expenses

Property Operating
In the fiscal year ended October 31, 2020, property operating expenses decreased by $2.3 million as a result of a large decrease in snow removal costs and parking lot repairs in fiscal 2020 when compared with fiscal 2019 and an overall reduction of other common area maintenance expenses as a result of COVID-19 pandemic as discussed above.

Property Taxes
In the fiscal year ended October 31, 2020, property tax expense was relatively unchanged when compared with the corresponding prior period.  In the first half of fiscal 2020, one of our properties received a large real estate tax expense reduction as a result of a successful tax reduction proceeding. This decrease was offset by increased tax assessments at our other properties held in both periods, which increases the amount of tax due.

Interest
In fiscal year ended October 31, 2020, interest expense decreased by $897,000 when compared with the corresponding prior period, as a result of a reduction in interest expense related to our Facility.  In October 2019, we used a portion of the proceeds from a new series of preferred stock to repay all amounts outstanding on our Facility.  In addition, the decrease was caused by our repayment of a mortgage secured by our Rye, NY properties at the end of fiscal 2019 with available cash, which reduced interest expense by $183,000.

Depreciation and Amortization

In the fiscal year ended October 31, 2020, depreciation and amortization increased by $1.4 million when compared with the prior period, primarily as a result of a write off of tenant improvements related to tenants that vacated our Danbury, CT, Newington, NH, Derby, CT and Stamford, CT properties in fiscal 2020 and increased depreciation for tenant improvements for large re-tenanting projects at our Orange, CT and Wayne, NJ properties.

General and Administrative Expenses
In the fiscal year ended October 31, 2020, general and administrative expenses increased by $1.2 million when compared with the corresponding prior period, primarily as a result of an increase of $1.4 million in restricted stock compensation expense in the second quarter of fiscal 2020 for the accelerated vesting of the grant value of restricted stock for our former Chairman Emeritus when he passed away in the second quarter of fiscal 2020.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

◾
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

◾	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for three month and fiscal years ended October 31, 2020 and 2019. (Amounts in thousands)
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and fourth quarter ended 2020 results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders to Funds From Operations:	Fiscal Year ended		Three Months Ended
	October 31,		October 31,
	2020	2019	2020	2019
Net Income (Loss) Applicable to Common and Class A Common Stockholders	$8,533	$22,128	$(913)	$3,206

Real property depreciation	22,662	22,668	5,668	5,738
Amortization of tenant improvements and allowances	4,694	3,521	1,449	815
Amortization of deferred leasing costs	1,737	1,652	458	429
Depreciation and amortization on unconsolidated joint ventures	1,499	1,505	377	376
(Gain)/loss on sale of property	6,047	19	5,719	428
Loss on sale of property in unconsolidated joint venture	-	462	-	5

Funds from Operations Applicable to Common and Class A Common Stockholders	$45,172	$51,955	$12,758	$10,997

Funds from Operations (Diluted) Per Share:
Common	$1.06	$1.22	$0.30	$0.26
Class A Common	$1.19	$1.37	$0.34	$0.29

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,385	9,349	9,190	9,457
Class A Common and Class A Common Equivalent	29,576	29,654	29,503	29,703

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To  calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Year Ended October 31,			Three Months Ended October 31,
	2020	2019	% Change	2020	2019	% Change
Same Property Operating Results:

Number of Properties (Note 4)	74			74

Revenue (Note 2)
Base Rent (Note 3)	$92,141	$95,700	-3.7%	$22,391	$24,102	-7.1%
Uncollectable amounts in lease income-same property	(3,802)	(956)	297.7%	(312)	(237)	31.6%
ASC Topic 842 cash-basis lease income reversal-same property	(2,306)	-	100.0%	(548)	-	100.0%
Recoveries from tenants	27,827	31,706	-12.2%	7,507	7,847	-4.3%
Other property income	852	984	-13.4%	89	159	-44.0%
	114,712	127,434	-10.0%	29,127	31,871	-8.6%

Expenses
Property operating	10,834	13,232	-18.1%	2,575	3,239	-20.5%
Property taxes	22,642	22,585	0.3%	5,648	5,546	1.8%
Other non-recoverable operating expenses	1,696	1,824	-7.0%	402	471	-14.6%
	35,172	37,641	-6.6%	8,625	9,256	-6.8%

Same Property Net Operating Income	79,540	89,793	-11.4%	20,502	22,615	-9.3%

Other reconciling items:
Other non same-property net operating income	1,850	2,174		456	708
Other Interest income	428	489		93	221
Other Dividend Income	182	97		-	-
Consolidated lease termination income	705	221		245	27
Consolidated amortization of above and below market leases	706	614		183	166
Consolidated straight line rent income	2,641	914		898	242
Equity in net income of unconsolidated joint ventures	1,433	1,241		273	234
Taxable REIT subsidiary income/(loss)	920	96		201	(126)
Solar income/(loss)	(72)	(226)		20	(32)
Storage income/(loss)	979	937		265	244
Gain on sale of marketable securities	258	403		-	-
Interest expense	(13,508)	(14,102)		(3,385)	(3,495)
General and administrative expenses	(10,643)	(9,405)		(2,148)	(2,256)
Provision for tenant credit losses	(3,916)	(956)		(426)	(237)
Provision for tenant credit losses-same property	3,802	956		312	237
ASC Topic 842 cash-basis lease income reversal	(2,327)	-		(551)	-
ASC Topic 842 cash-basis lease income reversal-same property	2,306	-		548	-
Directors fees and expenses	(373)	(346)		(86)	(81)
Depreciation and amortization	(29,187)	(27,930)		(7,600)	(7,002)
Adjustment for intercompany expenses and other	(3,607)	(3,338)		(695)	(829)
Total other -net	(47,423)	(48,161)		(11,397)	(11,979)
Income from continuing operations	32,117	41,632	-22.9%	9,105	10,636	-14.4%
Gain (loss) on sale of real estate	(6,047)	(19)		(5,719)	(428)
Net income	26,070	41,613	-37.4%	3,386	10,208	-66.8%
Net income attributable to noncontrolling interests	(3,887)	(4,333)		(886)	(1,038)
Net income attributable to Urstadt Biddle Properties Inc.	$22,183	$37,280	-40.5%	$2,500	$9,170	-72.7%

Same Property Operating Expense Ratio (Note 1)	83.1%	88.5%	-5.4%	91.3%	89.3%	2.0%

Note 1 - Represents the percentage of property operating expense and real estate tax expense recovered from tenants under operating leases.
Note 2 - Excludes straight line rent, above/below market lease rent and lease termination income.
Note 3 - Base rents for the three months and fiscal year ended October 31, 2020 are reduced by approximately $854,000 and $3.4 million, respectively, in rents that were deferred and approximately $934,000 and $1.4 million, respectively, in rents that were abated as a result of COVID-19.
Note 4 - Includes only properties owned for the entire period of both periods presented.

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	October 31,	October 31,
	2020	2019
	(Unaudited)
Assets
Cash and Cash Equivalents	$40,795	$94,079

Real Estate investments before accumulated depreciation	$1,149,182	$1,141,770

Investments in and advances to unconsolidated joint ventures	$28,679	$29,374

Total Assets	$1,010,179	$1,072,304

Liabilities
Revolving credit line	$35,000	$-

Mortgage notes payable and other loans	$299,434	$306,606

Total Liabilities	$377,037	$414,704

Redeemable Noncontrolling Interests	$62,071	$77,876

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$571,071	$579,724